As filed with the Securities and Exchange Commission on December 14, 2010
Registration No. 333-169664
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QR Energy, LP
(Exact name of registrant as specified in its charter)

Delaware	1311	90-0613069
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Houston Center
1401 McKinney Street, Suite 2400
Houston, Texas 77010
(713) 452-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory S. Roden
QRE GP, LLC
5 Houston Center
1401 McKinney Street, Suite 2400
Houston, Texas 77010
(713) 452-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffery K. Malonson Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222	G. Michael O’Leary Timothy C. Langenkamp Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee(3)
Common units representing limited partner interests	$362,250,000	$25,828.43

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)	The total registration fee includes $21,390 that was previously paid for the registration of $300,000,000 of proposed maximum aggregate offering price in the filing of the Registration Statement on September 30, 2010 and $4,438.43 for the registration of an additional $62,250,000 of proposed maximum aggregate offering price registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-169664) of QR Energy, LP is being filed solely to amend Items 13 and 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 4 does not modify any provision of the preliminary prospectus contained in Part I or Items 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 4 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates. The underwriters have agreed to reimburse us for a portion of our expenses.

SEC registration fee	$25,828
FINRA filing fee	36,725
NYSE listing fee	250,000
Printing and engraving expenses	1,300,000
Accounting fees and expenses	1,600,000
Legal fees and expenses	2,000,000
Transfer agent and registrar fees	20,000
Miscellaneous	17,447

Total	$5,250,000

Item 14.  Indemnification of Directors and Officers.

The partnership agreement of QR Energy, LP provides that the partnership will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless its general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner, including any person who is or was a member, partner, officer, director, fiduciary or trustee of the general partner, any Departing Partner, any Group Member (as defined therein) or any affiliate of the general partner, any Departing Partner or any Group Member, or any person who is or was serving at the request of the general partner, including any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another person, or any person that the general partner designates as a Partnership Indemnitee for purposes of the partnership agreement (each, a “Partnership Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee, provided that the Partnership Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification, the Partnership Indemnitee engaged in fraud, willful misconduct or gross negligence or, a breach of its obligations under the partnership agreement of QR Energy, LP or a breach of its fiduciary duty in the case of a criminal matter, acted with knowledge that the Partnership Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee who is indemnified pursuant to the partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to a determination that the Partnership Indemnitee is not entitled to be indemnified upon receipt by the partnership of any undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified under the partnership agreement provided, however, there shall be no advancement of costs or fees to any Partnership Indemnitee in the event of a derivative or direct action against such Person brought by at least a Majority in Interest of the Limited Partners. Any indemnification under these provisions will be only out of the assets of the partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act

empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

QR Energy, LP is authorized to purchase (or to reimburse its general partner for the costs of) insurance against liabilities asserted against and expenses incurred by its general partner, its affiliates and such other persons as the respective general partners may determine and described in the paragraph above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraphs above. The general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of our general partner, including liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities.

On September 28, 2010, in connection with the formation of QR Energy, LP, we issued (i) the 0.1% general partner interest in us to QRE GP, LLC for $1 and (ii) the 99.9% limited partner interest in us to The Quantum Aspect Partnership, LP for $999, in each case, in an offering exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities within the past three years.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibit Index

Exhibit
Number			Description

1.1		—	Form of Underwriting Agreement
3	.1**	—	Certificate of Limited Partnership of QR Energy, LP
3	.2**	—	Agreement of Limited Partnership of QR Energy, LP
3	.3**	—	Form of First Amended and Restated Agreement of Limited Partnership of QR Energy, LP (included as Appendix A to the prospectus)
3	.4**	—	Certificate of Formation of QRE GP, LLC
3	.5**	—	Limited Liability Company Agreement of QRE GP, LLC
3	.6**	—	First Amendment to Limited Liability Company Agreement of QRE GP, LLC
3	.7**	—	Form of Amended and Restated Limited Liability Company Agreement of QRE GP, LLC
5.1		—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1		—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10	.1**	—	Form of Credit Agreement
10.2		—	Form of Contribution, Conveyance and Assumption Agreement
10	.3**	—	Form of QRE GP, LLC Long-Term Incentive Plan
10	.4**	—	Form of Omnibus Agreement
10.5		—	Form of Services Agreement
10	.6**	—	Form of Indemnification Agreement
10	.7**	—	Stakeholders’ Agreement
21	.1**	—	List of Subsidiaries of QR Energy, LP
23	.1**	—	Consent of PricewaterhouseCoopers LLP
23	.2**	—	Consent of KPMG LLP
23	.3**	—	Consent of KPMG LLP
23	.4**	—	Consent of Miller and Lents, Ltd.
23	.5**	—	Consent of Director Nominee

Exhibit
Number			Description

23.6		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.7		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24	.1**	—	Powers of Attorney
99	.1**	—	Report of Miller and Lents, Ltd. (included as Appendix C to the prospectus)

*	To be filed by amendment.

**	Previously filed.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with QRE GP, LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to QRE GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 14, 2010.

QR ENERGY, LP

By: QRE GP, LLC, its general partner

By:	/s/ Alan L. Smith
Alan L. Smith
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates presented.

Name		Title	Date

/s/ Alan L. Smith* Alan L. Smith		Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2010

/s/ Cedric W. Burgher* Cedric W. Burgher		Chief Financial Officer (Principal Financial Officer)	December 14, 2010

/s/ Howard K. Selzer* Howard K. Selzer		Chief Accounting Officer (Principal Accounting Officer)	December 14, 2010

/s/ John H. Campbell, Jr.* John H. Campbell, Jr.		President, Chief Operating Officer and Director	December 14, 2010

/s/ Donald Wolf* Donald Wolf		Chairman of the Board	December 14, 2010

/s/ Toby R. Neugebauer* Toby R. Neugebauer		Director	December 14, 2010

/s/ S. Wil VanLoh, Jr.* S. Wil VanLoh, Jr.		Director	December 14, 2010

*By:	/s/ Gregory S. Roden Gregory S. Roden Attorney-in-Fact

EXHIBIT INDEX

(a)  Exhibit Index

Exhibit
Number			Description

1.1		—	Form of Underwriting Agreement
3	.1**	—	Certificate of Limited Partnership of QR Energy, LP
3	.2**	—	Agreement of Limited Partnership of QR Energy, LP
3	.3**	—	Form of First Amended and Restated Agreement of Limited Partnership of QR Energy, LP (included as Appendix A to the prospectus)
3	.4**	—	Certificate of Formation of QRE GP, LLC
3	.5**	—	Limited Liability Company Agreement of QRE GP, LLC
3	.6**	—	First Amendment to Limited Liability Company Agreement of QRE GP, LLC
3	.7**	—	Form of Amended and Restated Limited Liability Company Agreement of QRE GP, LLC
5.1		—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1		—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10	.1**	—	Form of Credit Agreement
10.2		—	Form of Contribution, Conveyance and Assumption Agreement
10	.3**	—	Form of QRE GP, LLC Long-Term Incentive Plan
10	.4**	—	Form of Omnibus Agreement
10.5		—	Form of Services Agreement
10	.6**	—	Form of Indemnification Agreement
10	.7**	—	Stakeholders’ Agreement
21	.1**	—	List of Subsidiaries of QR Energy, LP
23	.1**	—	Consent of PricewaterhouseCoopers LLP
23	.2**	—	Consent of KPMG LLP
23	.3**	—	Consent of KPMG LLP
23	.4**	—	Consent of Miller and Lents, Ltd.
23	.5**	—	Consent of Director Nominee
23.6		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.7		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24	.1**	—	Powers of Attorney
99	.1**	—	Report of Miller and Lents, Ltd. (included as Appendix C to the prospectus)

*	To be filed by amendment.

**	Previously filed.